ITEM 7. EXHIBIT 99.2


FOR IMMEDIATE RELEASE                                    CONTACT:
---------------------                                    Gary C. Thomas
                                                         Chief Financial Officer
                                                         XATA Corporation
                                                         612-894-3680




                  XATA CORPORATION COMPLETES PRIVATE PLACEMENT
              OF ADDITIONAL $100,000 IN CONVERTIBLE PREFERRED STOCK


MINNEAPOLIS, May 28, 1999--XATA Corporation (Nasdaq/NMS: XATA), a supplier of onboard technology for transportation companies, announced today that it has completed the private placement of an additional $100,000 of Series A convertible preferred stock. The shares were sold to investors who met the Company's qualification requirements.
         The Series A convertible preferred stock pays an eight-percent dividend and may be converted into XATA common stock. The conversion price will be in the range of $1.50 per common share.
         "This completes our planned sale of the Series A convertible preferred stock," said Edward T. Michalek, XATA's president and chief executive officer.
         "This, along with the sale of 40,000 shares earlier this month, will fund the development of the next generation of our onboard technology for transportation companies," said Michalek.
         XATA Corporation is the leading provider of onboard technology to the transportation industry. XATA ONBOARD is the most powerful, advanced, yet user-friendly onboard computer system on the market. XATA ONBOARD seamlessly combines onboard computing, real-time communications, global positioning and fleet management software to provide an enterprise-wide logistics management solution for America's largest fleets. The Internet address for XATA is http://www.xata.com.

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